EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IIM Global Corporation

We consent to the inclusion in the foregoing Amendment No. 4 to the Registration Statement of IIM Global Corporation on Form S-1, SEC File No. 333- 193924, of our report dated April 14, 2014, relating to our audits of the consolidated balance sheets of IIM Global Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended.  Our report dated April 14, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, California

August 11, 2014